Agreement Regarding Treatment of Claims

     This Agreement Regarding Treatment of Claims (this "Agreement") is made on the 6th day of December 1999 by and between Stewart Rahr ("Rahr") and Continental Investment Corporation, a Georgia corporation ("CIC").

                                    RECITALS:

     The directors of CIC, through their counsel, have advised Rahr that they likely will seek to have CIC convert the existing involuntary bankruptcy proceeding filed against it into a voluntary proceeding under chapter 11 of the United States Bankruptcy Code.

     The directors of CIC, through their counsel, have advised Rahr that they intend to submit a proposed plan of reorganization (the "Plan") to the Bankruptcy Court.

     Rahr and CIC wish to set forth their Agreement how Rahr's equity interest in CIC and his claims as a creditor of CIC would be treated under the Plan.

                                   AGREEMENT:

1.   NATURE OF RAHR'S INTERESTS REGARDING CIC.

(a) Rahr is the owner and holder of 1,662,953 shares of the common stock of CIC (herein, "Rahr's Equity Claim").

(b) Rahr has paid (1) $50,000 in October 1998 to John Carney & Associates as legal fees for Carney's representation of J. B. Morris, Robert Luna, and Martin Blahitka in connection with MORRIS V. BUSH and STERRITT V. BLAHITKA,
     (2) $25,000 to Carrington, Coleman, Sloman & Blumenthal, L.L.P. ("CCSB") on 12/13/98 as a retainer for CCSB's representation of Morris, Luna, and Blahitka in those same causes, (3) $42,506.88 on 2/8/99 to CCSB for same purposes, and (4) $73,613.86 on 2/24/99 to CCSB for same purposes. Rahr believes that in undertaking the MORRIS V. BUSH suit, each of Morris, Luna, and Blahitka did so in the capacity of a CIC director who had been illegally removed from office by Dale Sterritt and those working in concert with Dale Sterritt, and each of them did so for the benefit of CIC and in order to stop what he regarded to be, based on information that Rahr and his agents had brought to light, looting, waste, and mismanagement of CIC's assets by Dale Sterritt and those working in concert with him. Rahr believes that in defending the STERRITT V. BLAHITKA suit, Morris, Luna, and Blahitka were acting in the interests of and for the benefit of CIC and in order to stop what each of them regarded to be, based on information that Rahr and his agents had brought to light, looting, waste, and mismanagement of CIC's assets by Dale Sterritt and those working in concert with him. Accordingly, Rahr believes he has a valid claim against CIC for the amounts so paid by Rahr, whether by way of reimbursement, contribution, subrogation, indemnity, or otherwise (herein, as same may be increased pursuant to subparagraph (c) below, "Rahr's Reimbursement Claim").

(c) Rahr has been advised that CCSB has outstanding invoices for its work on behalf Messrs. Morris, Blahitka, and Luna totaling $192,862.91. Rahr has agreed to pay these amounts, believes they arise from precisely the circumstances described in subparagraph (b) above, and believes that such payment likewise will give rise to a valid claim by Rahr against CIC.

2.   AGREEMENT BETWEEN RAHR AND CIC REGARDING PROSECUTING LITIGATION.

At or near the time of this Agreement, Rahr and CIC are entering into a separate agreement (the "Litigation Agreement") setting forth the manner in which Rahr and CIC shall prosecute their respective claims in RAHR V. STERRITT, ET AL. and RAHR V. GRANT THORNTON, LLP, ET AL. (both pending in the United States District Court for the Northern District of Texas, Dallas Division), shall pool any and all amounts recovered by either or both of them in such causes, and shall allocate such recovery among themselves.

3.   TREATMENT OF RAHR'S EQUITY AND REIMBURSEMENT CLAIMS UNDER PLAN.

Rahr agrees to the proposed treatment of Rahr's Equity Claim and Rahr's Reimbursement Claim, as set forth in the Plan, such that Rahr shall receive an additional 10% of the recovery proceeds that are pooled under the Litigation Agreement.

4.   MISCELLANEOUS.

(a) If the Plan setting forth the foregoing treatment of Rahr's claims is not finally approved by the bankruptcy court on or before May 30, 2000, then this Agreement shall expire and be of no further force or effect, unless extended in writing by Rahr and CIC or unless otherwise ordered by the bankruptcy court.

(b) To induce Rahr to enter into this Agreement, CIC represents and warrants that the information it has furnished to Rahr pursuant to a letter agreement concerning confidentiality entered into on November 3, 1999 is accurate in all material respects, and that CIC has disclosed to Rahr all material facts about the status of negotiations concerning the so-called Ben Hill Site.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and any and all applicable federal laws.


AGREEMENT REGARDING TREATMENT OF CLAIMS - PAGE 2


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IN WITNESS WHEREOF, Rahr and CIC have signed this Agreement.


                                        CONTINENTAL INVESTMENT CORPORATION


________________________________        By:____________________________________
Stewart Rahr, by his attorney,             Name:
Lawrence J. Fossi, with permission         Title:



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